RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of LaPorte Bancorp, Inc. and its subsidiaries for the periods and at the dates indicated.  The information at June 30, 2012 and for the three and six months ended June 30, 2012 and 2011, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the three and six months ended June 30, 2012, are not necessarily indicative of the results for all of 2012 or any other interim period.

	At June 30, 2012	At December 31, 2011
	(In thousands)

Selected Financial Condition Data:

Total assets	$478,550	$477,145
Cash and cash equivalents	7,614	8,146
Investment securities	123,515	131,974
Federal Home Loan Bank stock	3,817	3,817
Loans held for sale	1,692	3,049
Loans, net	304,087	295,359
Deposits	342,736	333,560
Federal Home Loan Bank of Indianapolis advances	66,537	72,021
Other borrowings	5,155	10,136
Short-term borrowings	830	—
Shareholders’ equity	57,702	55,703

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Selected Operating Data:	(In thousands)

Interest and dividend income	$4,876	$4,610	$9,873	$9,484
Interest expense	1,142	1,535	2,370	3,132
Net interest income	3,734	3,075	7,503	6,352
Provision for loan losses	303	203	531	231
Net interest income after provision for loan losses	3,431	2,872	6,972	6,121
Noninterest income	692	322	1,281	863
Noninterest expense	2,779	2,689	5,735	5,531
Income before income taxes	1,344	505	2,518	1,453
Income tax expense	302	18	549	188
Net income	$1,042	$487	$1,969	$1,265

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2012	2011	2012	2011

Selected Financial Ratios and Other Data:
Performance Ratios(5):

Return on assets (ratio of net income to average total assets)	0.90%	0.45%	0.85%	0.58%
Return on equity (ratio of net income to average equity)	7.29%	3.74%	6.94%	4.93%
Interest rate spread (1)	3.34%	2.87%	3.34%	3.00%
Net interest margin (2)	3.54%	3.11%	3.53%	3.24%
Efficiency ratio (3)	62.79%	79.14%	65.28%	76.66%
Dividend payout ratio	17.39%	─	18.60%	─
Noninterest expense to average total assets	2.41%	2.46%	2.47%	2.55%
Average interest-earning assets to average interest-bearing liabilities	118.31%	115.26%	117.44%	114.88%
Loans to deposits	89.97%	83.68%	89.97%	83.68%

Asset Quality Ratios:

Nonperforming assets to total assets	1.70%	1.75%	1.70%	1.75%
Nonperforming loans to total loans	2.34%	2.53%	2.34%	2.53%
Allowance for loan losses to nonperforming loans	59.21%	49.65%	59.21%	49.65%
Allowance for loan losses to total loans	1.38%	1.26%	1.38%	1.26%

Capital Ratios:

Average equity to average assets	12.38%	11.93%	12.21%	11.81%
Equity to total assets at end of period	12.06%	11.43%	12.06%	11.43%
Total capital to risk-weighted assets (4)	14.79%	16.00%	14.79%	16.00%
Tier 1 capital to risk-weighted assets (4)	13.56%	14.88%	13.56%	14.88%
Tier 1 capital to average assets (4)	10.49%	10.54%	10.49%	10.54%

Other Data:

Number of full service offices	8	8	8	8
Loan accounts	3,396	3,585	3,396	3,585
Deposit accounts	25,926	26,827	25,926	26,827

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	Represents net interest income as a percent of average interest-earning assets for the period.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Represents capital ratios of The LaPorte Savings Bank.
(5)	Certain ratios for the three and six months ended June 30, 2012 and 2011 have been annualized, as appropriate.

Comparison of Financial Condition at June 30, 2012 and December 31, 2011

General.  Total assets increased $1.4 million, or 0.3%, to $478.5 million at June 30, 2012 from $477.1 million at December 31, 2011.  Net loans increased $8.7 million from December 31, 2011 to June 30, 2012 primarily due to an increase in mortgage warehouse loans.  This increase was offset by a decrease in securities available for sale of $8.5 million from December 31, 2011 to June 30, 2012 primarily due to a decrease in mortgage-backed securities.  Total borrowings decreased $9.6 million from December 31, 2011 to June 30, 2012 due to the repayment of $5.5 million in borrowings from the Federal Home Loan Bank of Indianapolis and the repayment of a $5.0 million FDIC guaranteed unsecured borrowing.  Our total deposits increased $9.2 million, or 2.8%, from $333.6 million at December 31, 2011 to $342.7 million at June 30, 2012.  This increase was due to increases in time deposits (including CDARS deposits) of $5.0 million and in noninterest bearing deposits of $3.4 million from December 31, 2011 to June 30, 2012.

Investment Securities.  Total securities available for sale decreased $8.5 million, or 6.4%, to $123.5 million at June 30, 2012 from $132.0 million at December 31, 2011 primarily due to the sale of several fast paying mortgage-backed securities during the first six months of 2012. The proceeds from these sales were utilized for the increase in net loans and the paydown of borrowings.

As of June 30, 2012, management reviewed the securities portfolio for possible other-than-temporary impairment and determined there were no impairment charges to be recorded for the first six months of 2012.  At June 30, 2012, the total available-for-sale securities portfolio reflected a net unrealized gain of $5.6 million compared to a net unrealized gain of $5.3 million at December 31, 2011.

Loans Held for Sale.  Loans held for sale decreased $1.4 million, or 44.5%, to $1.7 million at June 30, 2012 from $3.0 million at December 31, 2011 primarily due to the timing of when residential mortgage loans are originated and subsequently sold to the secondary market.

Net Loans.  Net loans increased $8.7 million, or 3.0%, to $304.1 million at June 30, 2012 from $295.4 million at December 31, 2011.  During the first six months of 2012, we experienced an increase in commercial, commercial real estate and mortgage warehouse loans, partially offset by decreases in one- to four-family and five or more family residential loans.

Mortgage warehouse loans increased $15.2 million, or 14.7%, to $119.1 million at June 30, 2012 compared to $103.9 million at December 31, 2011, primarily due to the continued demand and increase in mortgage loan refinance activity.  The Home Affordable Refinance Program, along with historically low long term mortgage interest rates have contributed to continued and increased demand in refinance activity.

Commercial real estate loans increased $3.0 million, or 3.7%, to $83.4 million at June 30, 2012 from $80.4 million at December 31, 2011, primarily due to the origination of a $4.6 million loan relationship to a customer in the entertainment and recreation industry.

Commercial loans increased $2.3 million, or 12.9%, to $20.3 million at June 30, 2012 from $18.0 million at December 31, 2011.  This increase was primarily due to the origination of a $4.2 million commercial loan to a customer in the health care and social assistance industry.

There was no material change in construction, land, home equity or automobile and other consumer loans at June 30, 2012 when compared to these loans at December 31, 2011.

        One- to four-family residential loans decreased $5.3 million, or 11.7%, to $40.2 million at June 30, 2012 compared to $45.6 million at December, 31, 2011.  The decrease in this portfolio was primarily attributable to continued refinance activity and normal amortization of the seasoned loan portfolio during the first six months of 2012.  We have continued to sell most of our fixed rate one- to four-family residential real estate loans originated during the first six months of 2012.  Management expects to continue selling the majority of the one- to four-family residential loans originated during the remainder of 2012 to reduce interest rate risk exposure of fixed rate long term mortgages remaining on the balance sheet.

Five or more family residential loans decreased $4.8 million, or 26.9%, to $13.0 million at June 30, 2012 compared to $17.7 million at December 31, 2011.  During the first quarter of 2012, a $4.7 million loan secured by a residential apartment complex was paid off.

The allowance for loan losses increased $496,000, or 13.2%, to $4.3 million at June 30, 2012 compared to $3.8 million at December 31, 2011, primarily due to a provision amount of $531,000 recorded during the first six months of 2012.  Net charge-offs during 2012 totaled $35,000.  The allowance for loan losses to total loans ratio was 1.38% at June 30, 2012 compared to 1.26% at December 31, 2011.  The increase in this ratio was primarily due to due to an increase in both our specific and general reserve amounts which were offset by a low level of net charge-offs resulting in the level of provision for loan losses recorded during 2012.  The allowance for loan losses to nonperforming loans ratio was 59.2% at June 30, 2012 compared to 59.3% at December 31, 2011.

Nonperforming loans increased $845,000 to $7.2 million at June 30, 2012 compared to $6.4 million at December 31, 2011.  The total nonperforming loans to total loans ratio was 2.34% at June 30, 2012 compared to 2.13% at December 31, 2011.  As of June 30, 2012, nonaccrual loans to rental, real estate and land developers totaled $5.0 million, to entertainment and recreation businesses totaled $460,000, to construction businesses totaled $279,000 and to all other commercial industry types totaled $96,000.  Nonaccrual one- to four-family residential loans totaled $1.3 million as of June 30, 2012.  All other consumer loans in nonaccrual totaled $45,000 as of June 30, 2012.

Total nonperforming assets to total assets ratio was 1.70% at June 30, 2012 compared to 1.55% at December 31, 2011 primarily due to an increase in nonaccrual loans of $845,000 partially offset by a decrease in other real estate owned of $103,000.  The increase in nonaccrual loans was primarily due to the addition of one commercial real estate loan relationship totaling $911,000 which moved to nonaccrual status during 2012.  One loan in this relationship is secured by an office building and the other loan is secured by a strip mall, both of which are located in Porter County, Indiana.  Three properties were sold during the first six months of 2012 with a recorded fair value of $315,000, and five new properties were transferred into other real estate owned during the same time period with a fair value of $405,000.  For the six months ended June 30, 2012, write-downs totaling $192,000 were recorded on other real estate owned properties held at June 30, 2012.  The current balance in other real estate owned included the fair value of a property we acquired in our acquisition of City Savings Bank in 2007, which was held for future branch development.  The fair value of this property was $305,000 at June 30, 2012.  We anticipate listing this property for sale but do not anticipate that to occur in the near future.

Goodwill and Other Intangible Assets.  Our goodwill totaled $8.4 million at June 30, 2012 and at December 31, 2011.  Accounting standards require goodwill to be tested for impairment on an annual basis, or more frequently if circumstances indicate that an asset might be impaired, by comparing the fair value of such goodwill to its recorded or carrying amount.  If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess.  The annual impairment review of the $8.4 million of goodwill previously recorded was performed in February 2012 as of September 30, 2011.  Based on this evaluation completed in February 2012, management determined that the fair value of the reporting unit, which is defined as LaPorte Bancorp, Inc. as a whole, exceeded the carrying value of the goodwill, based on the opinion of an independent expert in valuations, such that the sale price per common share would exceed our book value per common share.  Accordingly, no goodwill impairment was recognized in 2011.

Our stock price has increased from the previous analysis and earnings have continued to increase, therefore, management determined that an updated analysis from an independent third party as of the end of the second quarter was not necessary.  A full independent review will be done to test the goodwill for impairment annually unless circumstances indicate an updated review is necessary.  As our market price per share is currently trading below its tangible book value per common share, it is reasonably possible that management may conclude that goodwill, totaling $8.4 million at June 30, 2012, is impaired as a result of a future assessment.  If our goodwill is determined to be impaired, the related charge to earnings could be material.

Deposits.  Total deposits increased $9.2 million, or 2.8%, to $342.7 million at June 30, 2012 compared to $333.6 million at December 31, 2011, primarily due to an increase in certificates of deposit and noninterest bearing deposits.  The increase in certificates of deposit was primarily due to increases of $10.0 million in CDARS deposits during the first quarter of 2012.  These brokered deposits were purchased to replace the repayment of a portion of higher costing Federal Home Loan Bank of Indianapolis advances and the Federal Deposit Insurance Corporation guaranteed unsecured borrowing which matured during the first quarter of 2012.  Partially offsetting the increase in CDARS deposits was a decrease in non-brokered certificates of deposit and IRA time deposits of $5.0 million, primarily due to the continued competitive and low interest rate environment.  Although management believes the interest rates offered on certificates of deposit have remained competitive, we have positioned them at or below the average rates offered in the market due to the pricing on alternative sources of funding.  Noninterest bearing demand deposits increased $3.4 million, or 8.6%, over the same time period due to the increase in commercial lending relationships and associated deposit accounts.

Money market accounts decreased $3.5 million, or 5.9%, to $56.5 million at June 30, 2012 compared to $60.0 million at December 31, 2011, primarily due to a decrease in public fund balances.  Savings account balances increased $3.6 million, or 7.2%, to $54.0 million at June 30, 2012 compared to $50.4 million at December 31, 2011.

Borrowed Funds.  Federal Home Loan Bank of Indianapolis borrowings decreased $5.5 million, or 7.6%, to $66.5 million at June 30, 2012 compared to $72.0 million at December 31, 2011.  During the first six months of 2012, $15.0 million in long-term Federal Home Loan Bank of Indianapolis advances matured which were replaced by the purchase of $10.0 million in CDARS deposits, as well as an increase in short-term Federal Home Loan Bank of Indianapolis advances of $7.0 million.  The cost of the CDARS deposits and short-term borrowings with the Federal Home Loan Bank of Indianapolis were lower than alternative long-term borrowings during the first and second quarters of 2012.  During the first quarter of 2012, the $5.0 million FDIC guaranteed unsecured borrowing which The LaPorte Savings Bank entered into in 2009 matured and was paid off.  We have an unsecured line of credit at First Tennessee Bank which we can utilize for temporary liquidity needs.  This line was not utilized at June 30, 2012 or December 31, 2011.  Finally, during the second quarter of 2012, The LaPorte Savings Bank was granted a $9.0 million line of credit with Zions Bank which is also used for temporary liquidity needs.  The outstanding amount of this line at June 30, 2012 totaled $830,000.

Total Shareholders’ Equity.  Total shareholders’ equity increased $2.0 million, or 3.6%, to $57.7 million at June 30, 2012 compared to $55.7 million at December 31, 2011, due to an increase of $1.6 million in retained earnings, an increase of $240,000 in other comprehensive income and an increase in paid in capital of $116,000.  The increase in retained earnings was the result of our 2012 year-to-date net income of $2.0 million less dividends paid during 2012 totaling $372,000.  The increase in other comprehensive income was primarily due to an increase in the fair market value of securities of $307,000 ($203,000 net of tax effect) along with an increase in the fair market value of interest rate swap derivatives of $56,000 ($37,000 net of tax effect).  Paid in capital increased $116,000 due to the expenses recorded in relation to the vesting of granted stock awards and stock options.

Comparison of Operating Results For Three Month Periods Ended June 30, 2012 and June 30, 2011

Net Income.  Net income increased $555,000, or 114.0%, to $1.0 million for the three months ended June 30, 2012 compared to $487,000 for the three months ended June 30, 2011.  Return on average assets for the second quarter of 2012 was 0.90% compared to 0.45% for the prior year period, and return on average equity increased to 7.29% from 3.74% over the same time period.  This increase was primarily attributable to an increase in net interest income and noninterest income partially offset by an increase in provision for loan losses and noninterest expense.

Net Interest Income.  Net interest income increased $659,000, or 21.4%, to $3.7 million for the three months ended June 30, 2012 compared to the same prior year period, primarily due to an increase in interest and fee income from mortgage warehouse loans of $727,000 over the same time period.  The net interest margin increased 43 basis points to 3.54% for the second quarter of 2012 from 3.11%, over the same time period in the prior year.  The net interest rate spread increased 47 basis points to 3.34% for the second quarter of 2012 from 2.87%, over the same time period in the prior year.  The increase in net interest margin and net interest rate spread was primarily due to a decrease in the average cost of interest bearing liabilities when comparing the two time periods.  The average cost of interest-bearing liabilities decreased 51 basis points to 1.28% for the second quarter as compared to the same prior year period.  Partially offsetting this decrease in cost was a decrease in the average yield on interest earning assets of 4 basis points to 4.62% for the second quarter of 2012 as compared to the same prior year period.

Interest and Dividend Income.  Interest and dividend income increased $266,000, or 5.8%, to $4.9 million for the three months ended June 30, 2012 compared to $4.6 million for the same prior year period.  Interest and fee income on loans increased $494,000, or 14.1%, when comparing the two time periods.  This increase was offset by a decrease in interest income from taxable securities of $215,000, or 30.2%, and a decrease in income from tax exempt securities of $18,000, or 5.0%, for the three months ended June 30, 2012 compared to the same prior year period.  Average outstanding loan balances increased $48.5 million, primarily due to the increase in average outstanding mortgage warehouse balances, which increased $60.1 million for the second quarter of 2012 which was offset in part by a decrease in the average yield on loans of 32 basis points to 5.62% when comparing the two time periods.  The average yield earned on taxable and tax exempt securities decreased 33 and 23 basis points, respectively, when comparing the two time periods.

Interest and fee income on mortgage warehouse loans increased $727,000, or 112.4%, to $1.4 million for the three months ended June 30, 2012 compared to $647,000 for the same prior year period, primarily due to an increase in average outstanding balances of $60.1 million, or 162.7%.  Although the average yield of mortgage warehouse loans decreased 134 basis points to 5.66% for the second quarter of 2012 when comparing the two time periods, this portfolio continues to provide a key source of income to us.  A decrease in overall interest rates has led to the decline in yield on this portfolio.

Interest and fee income on commercial real estate and five or more family residential loans remained relatively unchanged for the three months ended June 30, 2012 compared to the same prior year period.

Interest and fee income on one- to four-family residential loans decreased $184,000, or 23.8%, to $589,000 for the three months ended June 30, 2012 compared to the same prior year period, due to a decrease in average outstanding balances as well as the average yield on this portfolio.  Average outstanding balances decreased $11.8 million, or 21.9%, to $42.1 million and the average yield decreased 14 basis points to 5.60% for the second quarter of 2012 compared to the second quarter of 2011.  In addition to continued refinance activity, we continue to sell most of our fixed rate one- to four-family residential loans originated which has contributed to the decrease in average outstanding balances and interest income on these loans.

Interest and fee income on automobile and other consumer loans decreased $38,000, or 25.9%, to $109,000 for the three months ended June 30, 2012 compared to the same prior year period.  This decrease was a result of a decrease in average outstanding balance of $2.0 million and a decrease in the average yield on this portfolio of 19 basis points.

Interest income from taxable securities decreased $215,000, or 30.2%, to $497,000 for the three months ended June 30, 2012 compared to the same prior year period.  The average outstanding balance of taxable securities decreased $21.7 million, or 19.9%, for the three months ended June 30, 2012 compared to the same prior year period, in addition to a decrease in the average yield on taxable securities of 33 basis points.  Management anticipates the continued low interest rate environment will negatively impact the yield on this portfolio in the future.  Interest income from tax exempt securities decreased $18,000, or 5.0%, to $343,000 for the three months ended June 30, 2012 compared to $361,000 for the same prior year period.  The average yield on tax exempt securities decreased 23 basis points when comparing the two time periods.

Interest Expense.  Interest expense decreased $393,000, or 25.6%, to $1.1 million for the three months ended June 30, 2012 compared to $1.5 million for the three months ended June 30, 2011.  The average cost of interest bearing liabilities decreased 51 basis points to 1.28% for the three months ended June 30, 2012 from 1.79% when comparing the two time periods, primarily due to a decrease in the average cost of interest bearing deposits of 42 basis points and a decrease in the average cost of Federal Home Loan Bank of Indianapolis advances of 99 basis points.

Interest expense on certificates of deposit and IRA time deposits decreased $235,000, or 27.2%, to $630,000 for the three months ended June 30, 2012 compared to $865,000 for the same prior year period.  Interest rates offered on certificates of deposit and IRA time deposits have decreased significantly compared to the rates on maturing certificates of deposit and IRA time deposits resulting in this decrease in interest expense.  The average cost of certificates of deposit and IRA time deposits decreased 63 basis points to 1.79% for the three months ended June 30, 2012.  Interest expense on money market and interest bearing checking accounts decreased $28,000, or 18.8%, to $121,000 for the three months ended June 30, 2012 compared to $149,000 for the same prior year period.  The average cost of money market and interest bearing checking accounts decreased 16 basis points while average outstanding balances increased $9.6 million when comparing the two time periods.  We have continued to offer competitive interest rates on money market accounts in order to attract these relatively low cost deposits to aid in funding our mortgage warehouse division.

Interest expense on Federal Home Loan Bank of Indianapolis advances decreased $75,000, or 19.3%, to $313,000 for the three months ended June 30, 2012 compared to $388,000 for the same prior year period.  The average cost of these borrowings decreased 99 basis points for the three months ended June 30, 2012 to 2.42% compared to 3.41% for the same prior year period.  This decline was primarily due to a number of fixed rate longer term advances that matured during 2011 and were replaced at a significantly lower cost of funding.

Provision for Loan Losses.  We recognize a provision for loan losses, which is charged to earnings, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements.  In evaluating the level of the allowance for loan losses, management considers historical loan loss experience, the types of loans and the amount of loans in the portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur.  After an evaluation of these factors, management recognized a provision for loan losses of $303,000 for the three months ended June 30, 2012 compared to $203,000 for the same prior year period.  Net recoveries for the second quarter of 2012 totaled $1,000 and net charge-offs for the second quarter of 2011 totaled $359,000, respectively.  Net charge-offs of $228,000 for the three months ended June 30, 2011 were specifically reserved for in prior periods.

The increase in the provision amount was primarily due to the increase in outstanding loan balances, as well as an increase in the specific reserve allocation which was offset by a decrease in the historical loss percentage.  Total outstanding loan balances, not including the allowance for loan losses, increased $39.6 million to $308.4 million at June 30, 2012 compared to $268.8 million at June 30, 2011, primarily due to the increase in mortgage warehouse loans.  The specific reserve allocation increased $980,000 at June 30, 2012 when compared to June 30, 2011.  This increase was primarily attributable to the updated collateral values obtained in anticipation of a sheriff sale during the third quarter of 2012 related to one loan relationship secured primarily by land with close proximity to Lake Michigan that was originally intended for residential use.  We have judgment liens on unencumbered property of the borrower in addition to the collateral securing these loans.  Based on recent appraisals received on similar properties in the same development, management believes the collateral value of this unencumbered property will increase the overall collateral position of the relationship so that the current quarter specific reserve allocation for this relationship may be lower in future periods.  After June 30, 2012, the borrower filed Chapter 11 bankruptcy resulting in the cancelation of the sheriff sale and prolonging the period of time until the unencumbered property is awarded to The LaPorte Savings Bank.  The increase in the specific reserve allocation was offset by a decrease in our historical loss percentages which are utilized to establish the minimum reserve ratios for our general pools.  Our twelve month historical loss percentage decreased 92 basis points to 0.18% at June 30, 2012 compared to 1.10% at June 30, 2011.  Our eighteen month historical loss percentage decreased 43 basis points to 0.31% at June 30, 2012 compared to 0.74% at June 30, 2011.  The decrease in our historical loss percentages was primarily due to decreases in the historical loss percentages of our commercial real estate and commercial loan portfolios.  The twelve and eighteen month historical loss rates of our commercial real estate portfolio decreased 188 and 84 basis points, respectively, when comparing June 30, 2012 to June 30, 2011.  The twelve and eighteen month historical loss rates of our commercial loan portfolio decreased 189 and 126 basis points, respectively, when comparing June 30, 2012 to June 30, 2011.  Given overall economic concerns, we rely on more recent loan loss experience ranging from twelve to eighteen months to establish the minimum reserve ratios for our general loan pools.

Noninterest Income.  Noninterest income increased $370,000, or 114.9%, to $692,000 for the three months ended June 30, 2012 compared to $322,000 for the same prior year period.  Gains on mortgage banking activities increased $146,000 due to an increase in refinance activity when comparing the second quarters of 2012 and 2011.  Net gain on sales of securities increased $85,000 for the three months ended June 30, 2012 compared to the same prior year period.  Losses on other assets decreased $117,000 primarily due to losses recorded on the sale of other real estate owned and repossessed assets during the second quarter of 2011.  Other income increased $51,000 primarily due to an increase in wire transfer fees as a result of increased activity in the mortgage warehouse division.  Service charge income decreased $17,000, or 13.2%, to $112,000 for the three months ended June 30, 2012 from $129,000 for the same prior year period.  We continue to see a decrease in non-sufficient funds/overdraft fee income due to the regulations impacting our ability to charge for certain types of overdraft activity.

Noninterest Expense.  Noninterest expense increased $90,000, or 3.4%, to $2.8 million for the three months ended June 30, 2012 compared to $2.7 million for the same prior year period, primarily due to an increase in salaries and wages of $132,000, or 9.2%.  Payroll expenses increased $92,000, or 7.9%, for the three months ended June 30, 2012 compared to the same prior year period as a result of an increase in staffing to our commercial credit department, along with annual salary increases.  During the third quarter of 2011, we implemented an equity incentive plan which resulted in an increase to compensation expense of $61,000 for the three months ended June 30, 2012 compared to the same prior year period.  Data processing expenses increased $25,000, or 24.3% for the three months ended June 30, 2012 compared to the same prior year period primarily due to expenses related to a new disaster recovery plan we implemented in 2011.  Other expenses increased $24,000, or 8.1%, primarily due to an increase in miscellaneous services expenses related to our investment subsidiary which was formed on October 1, 2011, along with the hiring of a temporary commercial loan consultant during the quarter.

Partially offsetting these increases was a decrease in bank examination fees of $54,000, or 31.4%, attributable to a change in the estimated quote for bank examination services.  The amortization of intangible assets decreased $27,000, or 48.2%, as the core deposit intangible asset recorded by us is amortized into expense on an accelerated basis and the customer intangible asset was fully amortized during the third quarter of 2011.

Income Taxes.  Income tax expense increased $284,000, to $302,000 for the three months ended June 30, 2012 compared to $18,000 for the same prior year period, primarily due to an increase in income before taxes of $839,000, as well as an increase in our effective tax rate.  The effective tax rate for the three months ended June 30, 2012 was 22.5% compared to 3.5% for the same prior year period.  The effective tax rates fluctuate primarily based on the ratio of total income before tax attributable to tax exempt securities and life insurance income.

Comparison of Operating Results For Six Month Periods Ended June 30, 2012 and June 30, 2011

Net Income.  Net income increased $704,000, or 55.7%, to $2.0 million for the six months ended June 30, 2012 compared to $1.3 million for the six months ended June 30, 2011.  Return on average assets for the first six months of 2012 was 0.85% compared to 0.58% for the prior year period, and return on average equity increased to 6.94% for the six months ended June 30, 2012 from 4.93% over the same time period.  This increase was primarily attributable to an increase in net interest income and noninterest income partially offset by an increase in provision for loan losses and noninterest expense.

Net Interest Income.  Net interest income increased $1.2 million, or 18.1%, to $7.5 million for the six months ended June 30, 2012 compared to the same prior year period, primarily due to an increase in interest and fee income from mortgage warehouse loans of $1.2 million over the same time period.  The net interest margin increased 29 basis points to 3.53% for the six months ended June 30, 2012 from 3.24%, over the same time period in the prior year.  The net interest rate spread increased 34 basis points to 3.34% for the six months ended June 30, 2012 from 3.00%, over the same time period in the prior year.  The increase in net interest margin and net interest rate spread was primarily due to a decrease in the average cost of interest bearing liabilities when comparing the two time periods.  The average cost of interest bearing liabilities decreased 52 basis points to 1.31% for the six months ended June 30, 2012 as compared to the same prior year period.  Partially offsetting this decrease in cost was a decrease in the average yield on interest earning assets of 18 basis points to 4.65% for the six months ended June 30, 2012 as compared to the same prior year period.

Interest and Dividend Income.  Interest and dividend income increased $389,000, or 4.1%, to $9.9 million for the six months ended June 30, 2012 compared to $9.5 million for the same prior year period.  Interest and fee income on loans increased $705,000, or 9.5%, when comparing the two time periods.  This increase was partially offset by a decrease in interest income from taxable securities of $287,000, or 22.3%, and a decrease in interest income from tax exempt securities of $30,000, or 4.1%, for the six months ended June 30, 2012 compared to the same prior year period.  Average outstanding loan balances increased $46.4 million, primarily due to the increase in average outstanding mortgage warehouse balances, which increased $57.3 million for the six months ended June 30, 2012 which was partially offset by a decrease in the average yield on loans of 50 basis points to 5.63% when comparing the two time periods.  The average yield earned on taxable and tax exempt securities decreased 40 and 26 basis points, respectively, when comparing the two time periods.

Interest and fee income on mortgage warehouse loans increased $1.2 million, or 73.7%, to $2.7 million for the six months ended June 30, 2012 compared to $1.6 million for the same prior year period, primarily due to an increase in average outstanding balances of $57.3 million.  Although the average yield of mortgage warehouse loans decreased 213 points to 5.58% for the six months ended June 30, 2012 when comparing the two time periods, this portfolio continues to provide a key source of business to us.  The decrease in overall interest rates has led to the decline in yield on this portfolio.

Interest and fee income on five or more family residential real estate loans increased $73,000, or 21.0%, for the six months ended June 30, 2012 compared to the same prior year period, primarily due to an increase in the average outstanding balance of $2.7 million over the same time period.

Interest and fee income on commercial and commercial real estate loans remained relatively unchanged for the six months ended June 30, 2012 compared to the same prior year period.

Interest and fee income on one- to four-family residential loans decreased $372,000, or 23.2%, to $1.2 million for the six months ended June 30, 2012 compared to the same prior year period, due to a decrease in average outstanding balances as well as the average yield on this portfolio.  Average outstanding balances decreased $11.5 million, or 20.8%, to $43.7 million and the average yield decreased 18 basis points to 5.63% for the six months ended June 30, 2012 compared to the same prior year period.  In addition to continued refinance activity, we continue to sell most of our fixed rate one- to four-family residential loans originated which has contributed to the decrease in average outstanding balances and interest income on these loans.

Interest and fee income on automobile and other consumer loans decreased $76,000, or 24.9%, for the six months ended June 30, 2012 compared to the same prior year period, primarily due to a decrease in average outstanding balances and the average yield on these loans.  The average outstanding balance of automobile and other consumer loans decreased $1.9 million and the average yield decreased 21 basis points when comparing the two periods.

Interest and fee income on construction loans decreased $65,000, or 36.9%, for the six months ended June 30, 2012 compared to the same prior year period due to decreases in average outstanding balances and the average yield of these loans.  The average outstanding balance of construction loans decreased $2.1 million and the average yield decreased 13 basis points when comparing the two time periods.  During the second quarter of 2011, a $4.7 million commercial construction loan secured by the construction of a five or more family residential apartment complex moved to permanent financing resulting in the decrease in average outstanding balances.

Interest income from taxable securities decreased $287,000, or 22.3%, to $1.0 million for the six months ended June 30, 2012 compared to the same prior year period, due to a decrease in the average yield of 40 basis points, along with a decrease in average outstanding balances of $8.2 million.  Management anticipates that the continued low interest rate environment will negatively impact the yield on this portfolio.  Interest income from tax exempt securities decreased $30,000, or 4.1%, to $695,000 for the six months ended June 30, 2012 compared to $725,000 for the same prior year period.  The average yield on tax exempt securities decreased 26 basis points when comparing the two time periods, while average outstanding balances remained relatively constant.

Interest Expense.  Interest expense decreased $762,000, or 24.3%, to $2.4 million for the six months ended June 30, 2012 compared to $3.1 million for the six months ended June 30, 2011.  The average cost of interest bearing liabilities decreased 52 basis points to 1.31% for the six months ended June 30, 2012 from 1.83% when comparing the two time periods, primarily due to a decrease in the average cost of interest bearing deposits of 42 basis points and a decrease in the average cost of Federal Home Loan Bank of Indianapolis advances of 129 basis points.

Interest expense on certificates of deposit and IRA time deposits decreased $465,000, or 26.3%, to $1.3 million for the six months ended June 30, 2012 compared to $1.8 million for the same prior year period.  Interest rates offered on certificates of deposit and IRA time deposits have decreased significantly compared to the rates on maturing certificates of deposit and IRA time deposits resulting in this decrease in interest expense.  The average cost of certificates of deposit and IRA time deposits decreased 60 basis points to 1.84% for the six months ended June 30, 2012.  Interest expense on money market and interest bearing checking accounts decreased $77,000, or 24.2%, to $241,000 for the six months ended June 30, 2012 compared to $318,000 for the same prior year period.  The average cost of money market and interest bearing checking accounts decreased 21 basis points while average outstanding balances increased $9.4 million when comparing the two time periods.  We have continued to offer competitive interest rates on money market and interest bearing checking accounts in order to attract these relatively low cost deposits to aid in funding our mortgage warehouse division.

Interest expense on Federal Home Loan Bank of Indianapolis advances decreased $148,000, or 18.9%, to $635,000 for the six months ended June 30, 2012 compared to $783,000 for the same prior year period.  The average cost of these borrowings decreased 129 basis points for the six months ended June 30, 2012 to 2.18% compared to 3.47% for the same prior year period.  This decline was primarily due to a number of fixed rate longer term advances that matured during 2011 and were replaced at a significantly lower cost of funding.

Provision for Loan Losses.  We recognize a provision for loan losses, which is charged to earnings, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements.  In evaluating the level of the allowance for loan losses, management considers historical loan loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur.  After an evaluation of these factors, management recognized a provision for loan losses of $531,000 for the six months ended June 30, 2012 compared to $231,000 for the same prior year period.  Net charge-offs for the six months ended June 30, 2012 and 2011 totaled $35,000 and $800,000, respectively.  Net charge-offs of $678,000 for the six months ended June 30, 2011 were specifically reserved for in prior periods.

The increase in the provision amount was primarily due to the increase in outstanding loan balances as well as an increase in the specific reserve allocation which was offset by a decrease in the historical loss percentage.  Total outstanding loan balances, not including the allowance for loan losses, increased $39.6 million to $308.4 million at June 30, 2012 compared to $268.8 million at June 30, 2011, primarily due to the increase in mortgage warehouse loans.  The specific reserve allocation increased $980,000 at June 30, 2012 when compared to June 30, 2011.  This increase was primarily attributable to the updated collateral values obtained in anticipation of a sheriff sale during the third quarter of 2012 related to one loan relationship secured primarily by land with close proximity to Lake Michigan that was originally intended for residential use.  We have judgment liens on unencumbered property of the borrower in addition to the collateral securing these loans.  Based on recent appraisals received on similar properties in the same development, management believes the collateral value of this unencumbered property will increase the overall collateral position of the loan so that the current quarter specific reserve allocation for this relationship may be lower in future periods.  After June 30, 2012, the borrower filed Chapter 11 bankruptcy resulting in the cancelation of the sheriff sale and prolonging the period of time until the unencumbered property is awarded to The LaPorte Savings Bank.  The increase in the specific reserve allocation was offset by a decrease in our historical loss percentages which are utilized to establish the minimum reserve ratios for our general pools.  Our twelve month historical loss percentage decreased 92 basis points to 0.18% at June 30, 2012 compared to 1.10% at June 30, 2011.  Our eighteen month historical loss percentage decreased 43 basis points to 0.31% at June 30, 2012 compared to 0.74% at June 30, 2011  The decrease in our historical loss percentage was primarily due to decreases in the historical loss percentage of our commercial real estate and commercial loan portfolios.  The twelve and eighteen month historical loss rates of our commercial real estate portfolio decreased 188 and 84 basis points, respectively, when comparing June 30, 2012 to June 30, 2011.  The twelve and eighteen month historical loss rates of our commercial loan portfolio decreased 189 and 126 basis points, respectively when comparing at June 30, 2012 to June 30, 2011.  Given overall economic concerns, we rely on more recent loan loss experience ranging from twelve to eighteen months to establish the minimum reserve ratios for our general loan pools.

Noninterest Income.  Noninterest income increased $418,000, or 48.4%, to $1.3 million for the six months ended June 30, 2012 compared to $863,000 for the same prior year period.  Gains on mortgage banking activities increased $272,000 due to an increase in refinance activity when comparing the first six months of 2012 to 2011.  Net gain on sales of securities increased $169,000 for the six months ended June 30, 2012 compared to the same prior year period.  Other income increased $46,000 due to an increase in wire transfer fees resulting from the increased activity in the mortgage warehouse division.  Service charge income decreased $46,000, or 17.4%, to $219,000 for the six months ended June 30, 2012 from $265,000 for the same prior year period.  We continue to see a decrease in non-sufficient funds/overdraft fee income due to the regulations impacting our ability to charge for certain types of overdraft activity.

Noninterest Expense.  Noninterest expense increased $204,000, or 3.7%, to $5.7 million for the six months ended June 30, 2012 compared to $5.5 million for the same prior year period, primarily due to an increase in salaries and wages of $269,000, or 9.1%.  Payroll expenses increased $184,000, or 7.8%, for the six months ended June 30, 2012 compared to the same prior year period as a result of an increase in staffing to our commercial credit department, along with annual salary increases.  During the third quarter of 2011, we implemented an equity incentive plan which resulted in an increase to compensation expense of $121,000 for the six months ended June 30, 2012 compared to the same prior year period.  Data processing expenses increased $44,000, or 20.9%, for the six months ended June 30, 2012 primarily due to expenses related to a new disaster recovery plan we implemented in 2011.  Other expenses increased $47,000, or 7.2%, primarily due to an increase in attorney fees and miscellaneous services expenses related to our investment subsidiary which was formed on October 1, 2011, along with the hiring of a temporary commercial loan consultant during the second quarter of 2012.

Partially offsetting these increases was a decrease in bank examination fees of $55,000, or 21.7%, attributable to a change in the estimated quote for bank examination services.  The amortization of intangible assets decreased $55,000, or 48.3%, as the core deposit intangible asset recorded by us is amortized into expense on an accelerated basis and the customer intangible asset was fully amortized during the third quarter of 2011.  FDIC insurance expense also decreased $54,000, or 24.6%, due to the change in the formula of the assessment and its impact on The LaPorte Savings Bank.

Income Taxes.  Income tax expense increased $361,000, or 192.0%, to $549,000 for the six months ended June 30, 2012 compared to $188,000 for the same prior year period, primarily due to an increase in income before taxes of $1.1 million, as well as an increase in the effective tax rate.  The effective tax rate for the six months ended June 30, 2012 was 21.8% compared to 12.9% for the same prior year period.  The effective tax rates fluctuate primarily based on the ratio of total income before tax attributable to tax exempt securities and life insurance income.